EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Perry Ellis International, Inc. on Form S-3 of our report dated March 6, 2003 on the consolidated financial statements of Salant Corporation and subsidiaries (“Salant”) as of December 28, 2002 and December 29, 2001, and for each of the three years in the periods ended December 29, 2002, included in Registration Statement No. 333-103848 of Perry Ellis International, Inc. on Form S-4 and incorporated by reference in Perry Ellis International, Inc.’s Current Report on Form 8-K, dated June 17, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/    DELOITTE & TOUCHE, LLP

New York, NY

July 8, 2003